AMENDMENT No. 1
to the
DECLARATION OF TRUST
of
OPPENHEIMER ROCHESTER MARYLAND MUNICIPAL FUND

This Amendment Number 1 is made as of September 23, 2010 to the Declaration of Trust of Oppenheimer Rochester Maryland Municipal Fund (the “Trust”), dated as of March 22, 2006, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Rochester Maryland Municipal Fund as a trust fund under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated March 22, 2006 (the “Declaration of Trust”);

WHEREAS, pursuant to Section 2(a) of Article IV of the Trust’s Declaration of Trust, the Trustees shall have the exclusive authority from time to time, without obtaining shareholder approval, to establish and designate classes of shares and to divide the Shares into two or more such Classes as they deem necessary or desirable;

WHEREAS, a majority of the Trustees, acting pursuant to Section 12 of Article IX of the Trust’s Declaration of Trust, have determined that it is advisable to establish and designate an additional class of Shares to the Fund and have so resolved;

WHEREAS, pursuant to Section 6 of Article IX of the Trust’s Declaration of Trust, anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether any amendment to the Declaration of Trust has been made.

NOW, THEREFORE, pursuant to Section 2 of Article IV and Sections 6 and 12 of Article IX of the Trust’s Declaration of Trust, the undersigned hereby certifies that the Declaration of Trust is amended and supplemented as follows:

ARTICLE IV Section 3 of the Trust’s Declaration of Trust is amended by deleting the first paragraph of said Section 3 and replacing it with the following paragraph:

“Without limiting the authority of the Trustees set forth in Sections 1 and 2 of this Article IV to establish and designate any further Classes, the Trustees hereby establish four Classes, which shall be designated as Class A, Class B, Class C and Class Y. In addition to the rights and preferences described in Sections 1 and 2 of this Article IV with respect to Classes, the Classes established hereby shall have the relative rights and preferences described in this Section 3 of this Article IV. The Shares of any Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Classes at the time of establishing and designating the same) have the following relative rights and preferences:”

IN WITNESS WHEREOF, the undersigned has signed this instrument and has caused it to be lodged among the records of the Fund on September 23, 2010.

Oppenheimer Rochester Maryland Municipal Fund

/s/ Taylor V. Edwards
______________________________
Taylor V. Edwards,
Assistant Secretary

The Trust’s Declaration of Trust, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust property only shall be liable.